Amendment No. 5 to GapShare

Section 3.1 is amended to read as follows:

"Eligible Employee" means any Employee of an Employer, except (i) any Employee who is a nonresident alien and who receives no earned income (within the meaning of section 911(d)(2) of the Code) from an Employer constituting income from sources within the United States (within the meaning of section 861(a)(3) of the Code); (ii) any Employee who is employed in a foreign country; provided that this exclusion shall not apply to an Employee who is temporarily transferred to employment with an Employer in a foreign country and who is a citizen or resident alien of the United States at the time of such transfer; (iii) any Employee whose compensation and conditions of employment are established by the terms of a collective bargaining agreement to which the Employer is a party and which does not specifically provide for coverage of such Employee under the Plan; (iv) any individual who is paid through the accounts payable system for services rendered, rather than an Employer's regular payroll system; (v) any individual who has a written agreement with an Employer that he or she will not be covered by the Employer's benefit plans."